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                                                                   EXHIBIT 23.5

November 10, 1997

Computervision Corporation
100 Crosby Drive
Bedford, MA 01730

To Computervision Corporation:

We are aware that Computervision Corporation has incorporated by reference in a Prospectus/Proxy Statement filed on Form S-4, its Form 10-Q for the three month period ended March 30, 1997, included in the current report on Form 8-K filed with the Commission on November 12, 1997, which includes our report dated April 24, 1997, (except with respect to the matters discussed in Note 8, as to which the date is November 10, 1997), which includes an explanatory paragraph that describes the uncertainties related to the Company's ability to continue as a going concern, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1993, this report is not considered a part of the Prospectus/Proxy Statement filed on Form S-4 prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

  /s/ Arthur Andersen LLP